Exhibit 99.1

eFFECTOR Therapeutics Announces $8.7 Million Registered Direct Offering Priced At-

The-Market Under Nasdaq Rules

SOLANA BEACH and REDWOOD CITY, Calif., June 7, 2023 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today announced that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the purchase and sale of an aggregate of 5,950,000 shares of its common stock (or common stock equivalents in lieu thereof), at a purchase price of $1.125 per share (or common stock equivalent in lieu thereof), in a registered direct offering priced at-the-market under Nasdaq rules. The Company has also agreed to issue in a concurrent private placement unregistered warrants to purchase up to an aggregate of 7,764,445 shares of common stock. The unregistered warrants will have an exercise price of $1.00 per share, will be immediately exercisable upon issuance, and will expire five and one-half years from the date of issuance. The closing of the offering is expected to occur on or about June 8, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $8.7 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering, together with its existing cash and cash equivalents and short-term investments, for general corporate and working capital purposes, including funding our research and development.

The securities described above (excluding the unregistered warrants and the shares of common stock underlying such warrants) are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-267221) that was originally filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2022 and became effective on September 9, 2022. The offering of such securities in the registered direct offering is being made only by means of a base prospectus and prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained, when available, from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The unregistered warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the unregistered warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the Company’s expectations on the completion of the offering and the anticipated use of proceeds therefrom. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof, except as required by law. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Investors:		Media:
Christopher M. Calabrese Managing Director LifeSci Advisors 917-680-5608 ccalabrese@lifesciadvisors.com	Kevin Gardner Managing Director LifeSci Advisors 617-283-2856 kgardner@lifesciadvisors.com	Mike Tattory Account Supervisor LifeSci Communications 609-802-6265 mtattory@lifescicomms.com